EXHIBIT 10.1

TRANSITION SERVICES AGREEMENT
BETWEEN
VALERO SERVICES, INC.
AND
CST BRANDS, INC.
DATED AS OF [•], 2013

TRANSITION SERVICES AGREEMENT

This Transition Services Agreement (this “Agreement”), made and entered into effective as of [•], is by and between Valero Services, Inc., a Delaware corporation (“VSI”), and CST Brands, Inc., a Delaware corporation (“Corner Store”), both indirect wholly owned subsidiaries of Valero Energy Corporation (“Valero”). VSI and Corner Store are sometimes herein referred to individually as a “Party” and collectively as the “Parties”. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in Article I.
RECITALS
WHEREAS, Valero has determined that it would be appropriate, desirable and in the best interests of Valero and the shareholders of Valero to separate the Corner Store Business from Valero;
WHEREAS, Valero and Corner Store have entered into the Separation and Distribution Agreement, dated[•], 2012 (the “Separation Agreement”), in connection with the separation of the Corner Store Business from Valero and the Distribution of Corner Store Common Stock to shareholders of Valero;
WHEREAS, the Separation Agreement also provides for the execution and delivery of certain other agreements, including this Agreement, in order to facilitate and provide for the separation of Corner Store and its subsidiaries from Valero; and
WHEREAS, in order to ensure an orderly transition under the Separation Agreement, it will be necessary for VSI to provide certain corporate, general and administrative services to Corner Store on an interim, transitional basis;
NOW, THEREFORE, for and in consideration of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, VSI and Corner Store hereby agree as follows:
ARTICLE I
DEFINITIONS
Section 1.1Definitions. As used herein, the following terms shall have the following meanings, unless context clearly requires otherwise, and capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Separation Agreement:

“Additional Services” has the meaning ascribed to such term in Section 2.1(b).
“Applicable Rate” means the Prime Rate plus two percent (2.0%), or such lower rate as may from time to time represent the maximum rate of interest payable under applicable law.
“Applicable Services Termination Date” means, with respect to each Service, the earlier of (A) the Expiration Date, (B) the date on which the Service terminates pursuant to Section 2.1(d)(i), or (C) the date on which Corner Store terminates such Service pursuant to Section 2.1(d)(ii).

“Corner Store” collectively means CST Brands, Inc. and its direct and indirect wholly-owned subsidiaries.
“Expiration Date” means the date which is eighteen (18) months after the Distribution Date.
“Service” means any one of the services listed in Section 2.1(a), and any Additional Services, with two or more of such Services collectively referred to as “Services”.
“VSI Parties” collectively means VSI and one or more of its Affiliates.
Section 1.2Rules of Construction. The Recitals to this Agreement are made a part hereof for all purposes. In this Agreement, terms defined in the singular have the corresponding meanings in the plural, and vice versa. All references to Sections and Articles refer to sections and articles of this Agreement, and all references to Annexes, Exhibits, Schedules or Attachments refer to annexes, exhibits, schedules or attachments to this Agreement, which are attached hereto and made a part hereof for all purposes. The word “including” means “including, but not limited to.” The words “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular section or article in which such words appear.
ARTICLE II
PROVISION OF SERVICES
Section 2.1Provision of Services by VSI.
(a)Services to be Provided. Commencing on the Distribution Date, subject to the other provisions of this Agreement, VSI shall provide or cause to be provided to Corner Store each of the Services described in the Annexes to this Agreement, for the time period and upon the terms and conditions set forth in each Annex.
(b)Nature and Quality of Services; Additional Services. The quality of the Services shall be substantially similar to those provided to other Affiliates of VSI, and, where applicable, substantially consistent with the quantity and scope of the Services provided to Corner Store by the VSI Parties prior to the Distribution Date. Prior to the first anniversary of the Distribution Date, if one of the Parties identifies any commercial or other service that is needed by it to assure a smooth and orderly transition of the businesses in connection with the consummation of the transactions contemplated by the Separation Agreement, and that is not otherwise governed by the provisions of the Separation Agreement or any Ancillary Agreement, the Parties will cooperate in determining whether there is a mutually acceptable basis on which the other Party will provide such service. Any such additional services that VSI may provide Corner Store are herein referred to as “Additional Services”. VSI shall not be obligated to provide Services from or at any other location other than Valero’s corporate headquarters located at One Valero Way, San Antonio, Texas.
(c)Limitations; Resource Allocations. Corner Store acknowledges that VSI provides similar services to itself and other Valero Affiliates. Consequently, VSI may, from time to time, experience competing demands for its various services. Accordingly, Corner Store agrees that VSI may use its reasonable discretion in prioritizing requests for service delivery among Corner Store and other Valero Affiliates, in each case consistent with past practices; provided that VSI communicates scheduling issues associated with the delivery of any particular service hereunder with the relevant Corner Store personnel, and VSI makes reasonable efforts to accommodate requests for services (provided such services requested are consistent with services provided to Corner Store by VSI prior to the Distribution Date). VSI shall not be required to add or retain staff, equipment, facilities or other resources in order to provide any Service. VSI shall have the right to outsource all or portions of some Services to qualified third parties if VSI deems it necessary in order to enable VSI’s and its Affiliates’ personnel to continue to adequately perform their other job functions.
(d)Cancellation of Services prior to Expiration Date.
(i)Subject to clause (ii) of this Section 2.1(d), VSI shall have no obligation to provide any Service beyond (A) the termination date for such Service as provided in the applicable Annex for such Service or, if the applicable Annex does not specify a termination date for the Service, then (B) the Expiration Date.
(ii)Corner Store shall have the option to terminate this Agreement or any one or more of the Services at any time prior to the Expiration Date, provided that Corner Store gives VSI at least 30 days prior written notice of its election to exercise such option.
(iii)Following the Applicable Services Termination Date and except as otherwise agreed to by VSI and Corner Store, neither VSI nor Corner Store will be under any further obligation with respect to any Service so terminated; provided that Corner Store will remain obligated for any Service Fees for the terminated Service through the Applicable Services Termination Date and any Direct Charges related to such Service.
Section 2.2VSI Fees for Services.
(a)Service Fees.
(i)Corner Store shall pay to VSI a monthly fee (each a “Service Fee”) for each of the Services as specified on the applicable Annex for each Service (subject to adjustment as set forth in clause (iii) immediately below) for each month up to and including the month in which the Applicable Services Termination Date for each such Service occurs. Notwithstanding the foregoing, certain Service Fees are identified on the Annexes as being payable on other than a monthly basis, in which case each such Service Fee shall be payable as set forth on the applicable Annex. Corner Store shall be responsible for all applicable taxes imposed on the performance of the Services, other than any taxes imposed on VSI’s income.
(ii)Except as otherwise noted on the Annexes, the Service Fee for each Service shall be increased on January 1, 2014 and on January 1 of each succeeding calendar year by a percentage amount equal to the most recently implemented general annual merit increase (expressed as a percentage) for VSI employees working at Valero’s corporate headquarters. For example, assuming that VSI employees receive their annual merit increase on July 1 of each calendar year, the percentage increase in the Service Fees that takes effect on January 1, 2014 shall equal the general merit increase percentage for VSI employees that went into effect on July 1, 2013.
(iii)For any Service Fee based upon full time employee (FTE) calculations or estimated total annual hours for a particular Service, VSI has provided an estimated FTE number or Total Annual Hours (“Basis”) in the applicable Annex that is based upon 2012 calculations for such Service. On a semi-annual basis, or earlier if requested by either Party, the Parties shall meet to discuss and modify Basis calculations. Any modifications to the Service Fees and or Basis shall be commemorated by an amendment to applicable Annex(es) signed by both Parties.
(b)    Direct Charges. In addition to the fees set forth above, and except as may otherwise be set forth in any Ancillary Agreement, to the extent practicable, the following items will be directly charged to Corner Store (“Direct Charges”): (1) all third party expenses directly related to Corner Store, including, but not limited to, outside legal fees, outside accounting fees, fees and expenses of external advisors and consultants, (2) costs associated with any telecommunications contracts or information service licenses to the extent related or arising out of the assignment of any such contracts or licenses to Corner Store, and (3) insurance costs, including but not limited to, general liability, automobile liability, comprehensive liability, excess liability, property and directors and officers.
Section 2.3Payment of Fees.
(a)     Except where other billing and/or payment terms are expressly set forth in any Annex hereto, on or before the 15th day of each month during the term of this Agreement, VSI shall make a diligent effort to submit to Corner Store an invoice for the Services provided hereunder during the immediately preceding calendar month. Except for amounts being disputed by Corner Store in good faith in accordance with Section 2.5, Corner Store shall remit payment within thirty (30) days after its receipt of such invoice. Unless otherwise agreed to in writing, Corner Store shall remit all funds due under this Agreement to VSI either by wire transfer or Automated Clearing House (ACH) in immediately available funds. VSI’s wiring instructions are as follows (VSI may revise these from time to time upon notice to Corner Store):

Bank Name:	JPMorgan Chase Bank, New York, NY

Routing Number:	021000021

Account Number:	323272568

Account Name:	Valero Energy Corporation

Reference:	CST Transition Services

(b)    To the extent reasonably practicable, all third party invoices for Direct Charges shall be submitted to Corner Store for payment. For Direct Charges not paid directly by Corner Store, if any, VSI shall include such amounts in its monthly invoice to Corner Store.

Section 2.4Records Maintenance and Audits. VSI shall, for the time period required by applicable law after the termination of this Agreement, maintain records and other evidence sufficient to accurately and properly reflect the performance of the Services hereunder and the amounts due determined in accordance with Section 2.2. Corner Store or its representatives shall have reasonable access, after requesting such access in writing in advance, during normal business hours to such records for the purpose of auditing and verifying the accuracy of the invoices submitted regarding such amounts due. Any such audits performed by or on behalf of Corner Store shall be at Corner Store’s sole cost and expense. Corner Store shall have the right to audit VSI’s books for a period of one (1) year after the month in which the Services were rendered, except in those circumstances where contracts by VSI or any of its Affiliates with third parties limit the audit period to less than one year.
Section 2.5Disputed Amounts. In the event of a good-faith dispute as to the amount and/or propriety of any invoices or any portions thereof submitted pursuant to Section 2.3, if any, Corner Store shall pay all undisputed charges on such invoice, but shall be entitled to withhold payment of any amount in dispute and shall promptly notify VSI in writing of such disputed amounts and the reasons each such charge is disputed. Upon written request, VSI shall use commercially reasonable efforts to provide Corner Store with sufficient records relating to the disputed charge so as to enable the Parties to resolve the dispute. In the event the Parties are unable to resolve the dispute within 30 days after the invoice becomes due, the matter shall be submitted to Grant Thornton, LLP, or such other accounting firm as the Parties shall agree. The fees and expenses related to such resolution of the dispute by such firm shall be borne 50% by Corner Store and 50% by VSI. Corner Store shall remit payment of the amount determined by such firm to be properly payable not later than ten (10) days following such determination, together with interest thereon calculated daily at the Applicable Rate. In the event of any overpayments by Corner Store, VSI agrees to promptly (a) refund any such overpaid amount to Corner Store, as well as (b) pay interest on the overpayment calculated daily at the Applicable Rate. The determination of such accounting firm in resolution of the dispute shall be final and binding upon the Parties and enforceable by either Party in any court of competent jurisdiction, absent fraud or manifest error. So long as the Parties are attempting in good faith to resolve the dispute, neither Party shall be entitled to terminate the Services related to, or the cause of, the disputed amounts.
Section 2.6Undisputed Amounts. Any statement or payment not disputed in writing by either Party within one year of the date of such statement or payment shall, absent fraud or manifest error, be considered final and binding and no longer subject to dispute or adjustment.
ARTICLE III
CONFIDENTIALITY

Section 3.1Each Party acknowledges that in connection with its performance under this Agreement, it may gain access to confidential material and information that is proprietary to the other Party. Unless otherwise required by applicable law, each Party agrees:
(a)    to hold such material and information in strict confidence and not make use thereof other than for performance under or enforcement of this Agreement or the operation of the receiving Party’s business;

(b)    to reveal such material and information only to those employees, advisors and contractors requiring such information in connection with the performance of the Services or the operation of the receiving Party’s business only after such employees, advisors or contractors agree to be bound by this confidentiality provision; and
(c)    not to reveal such material and information to any third person, except as necessary in connection with the performance or evaluation of the Services or the operation of the receiving Party’s business, and then only to the extent that such persons agree to be bound by the confidentiality obligations set forth herein.
Section 3.2Notwithstanding the provisions of Section 3.1, a Party may disclose confidential information it has received from the other Party where required in any legal proceedings or by any governmental authority having jurisdiction, but in such event, the receiving Party will provide the disclosing Party with prompt prior notice so that the disclosing Party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. In the event that the disclosing Party is unable to obtain such protective order or other appropriate remedy, the receiving Party will furnish only that portion of the confidential information which it is advised by a written opinion of its counsel is legally required, and will give the disclosing Party written notice of the information to be disclosed as far in advance as practicable, and will exercise its best efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded the confidential information so disclosed.
Section 3.3This confidentiality provision shall survive for a period of two (2) years following the expiration or termination of this Agreement.
ARTICLE IV
MISCELLANEOUS

Section 4.1Termination. This Agreement shall terminate on the Expiration Date, unless terminated earlier pursuant to Section 2.1(d).
Section 4.2No Third Party Beneficiaries. The provisions of this Agreement are enforceable solely by the Parties to the Agreement and no assignee or other person shall have the right, separate and apart from the Parties hereto, to enforce any provisions of this Agreement or to compel any Party to this Agreement to comply with the terms of this Agreement; provided, however, that the limitations of liability in Section 4.4 shall inure to the benefit of, and be enforceable by, VSI and each of its Affiliates.
Section 4.3No Fiduciary Duties. It is expressly understood and agreed that this Agreement is a purely commercial transaction between VSI and Corner Store and that nothing stated herein shall operate to create any special or fiduciary duty that either Party or any of its Affiliates shall owe to the other Party or vice versa. Nothing stated herein shall obligate or require VSI to do anything which VSI deems to be detrimental or injurious to any other business or commercial activities of either VSI or any of its Affiliates, and it is expressly understood and agreed that VSI shall be obliged to exert only commercially reasonable efforts in providing Services hereunder.

Section 4.4Limited Warranty; Limitation of Liability
VSI represents that it will use reasonable care in providing Services to Corner Store, and such Services shall be provided by VSI in accordance with all applicable laws, rules, and regulations. EXCEPT AS SET FORTH IN THE IMMEDIATELY PRECEDING SENTENCE, ALL SERVICES AND PRODUCTS ARE RENDERED AND PROVIDED TO CORNER STORE AS IS, WHERE IS, WITH ALL FAULTS, AND VSI MAKES NO (AND HEREBY DISCLAIMS AND NEGATES ANY AND ALL) REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, INCLUDING THE WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO THE SERVICES RENDERED OR PRODUCTS OBTAINED FOR CORNER STORE. FURTHERMORE, CORNER STORE MAY NOT RELY UPON ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, INCLUDING THE WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE MADE TO VSI BY ANY PARTY (INCLUDING, AN AFFILIATE OF VSI) PERFORMING SERVICES ON BEHALF OF VSI HEREUNDER, UNLESS SUCH PARTY MAKES AN EXPRESS WARRANTY TO CORNER STORE.
IT IS EXPRESSLY UNDERSTOOD BY CORNER STORE THAT VSI AND ITS AFFILIATES SHALL HAVE NO LIABILITY FOR THE FAILURE TO PERFORM ANY SERVICES HEREUNDER AND FURTHER THAT VSI AND ITS AFFILIATES SHALL HAVE NO LIABILITY WHATSOEVER FOR THE SERVICES PROVIDED BY ANY THIRD PARTY, UNLESS IN EITHER EVENT SUCH SERVICES ARE PROVIDED IN A MANNER THAT CONSTITUTES GROSS NEGLIGENCE OR WILLFUL MISCONDUCT ON THE PART OF VSI OR ITS AFFILIATES. CORNER STORE AGREES THAT THE REMUNERATION PAID TO VSI HEREUNDER FOR THE SERVICES TO BE PERFORMED REFLECT THIS LIMITATION OF LIABILITY AND DISCLAIMER OF WARRANTIES. IN NO EVENT SHALL VSI BE LIABLE TO CORNER STORE OR ANY OTHER PERSON FOR ANY INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES, LOST PROFITS, LOSS OF GOODWILL, OR LOST OPPORTUNITIES, RESULTING FROM ANY ERROR IN THE PERFORMANCE OF SERVICES OR FROM THE BREACH OF THIS AGREEMENT, REGARDLESS OF THE FAULT OF VSI, ANY VSI AFFILIATE, OR ANY THIRD PARTY PROVIDER OR WHETHER VSI, ANY VSI AFFILIATE, OR THE THIRD PARTY PROVIDER ARE CONCURRENTLY, PARTIALLY, OR SOLELY NEGLIGENT. TO THE EXTENT ANY THIRD PARTY PROVIDER HAS LIMITED ITS LIABILITY TO VSI OR ITS AFFILIATE FOR SERVICES UNDER AN OUTSOURCING OR OTHER AGREEMENT, CORNER STORE AGREES TO BE BOUND BY SUCH LIMITATION OF LIABILITY FOR ANY PRODUCT OR SERVICE PROVIDED TO CORNER STORE BY SUCH THIRD PARTY PROVIDER UNDER VSI’S OR SUCH AFFILIATE’S AGREEMENT. EXCEPT IN CASES OF GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, VSI’S AND ITS AFFILIATES’ COLLECTIVE MAXIMUM LIABILITY TO CORNER STORE WITH RESPECT TO ALL CLAIMS ARISING OUT OF THIS AGREEMENT SHALL BE LIMITED IN THE AGGREGATE TO THE AMOUNT PAYABLE HEREUNDER BY CORNER STORE (EXCLUDING DIRECT CHARGES).

Section 4.5Force Majeure. If any Party to this Agreement is rendered unable by force majeure to carry out its obligations under this Agreement, other than a Party’s obligation to make payments as provided for herein, that Party shall give the other Party prompt written notice of the force majeure with reasonably full particulars concerning it. Thereupon, the obligations of the Party giving the notice, insofar as they are affected by the force majeure, shall be suspended during, but no longer than the continuance of, the force majeure. The affected Party shall use all reasonable diligence to remove or remedy the force majeure situation as quickly as practicable.
The requirement that any force majeure situation be removed or remedied with all reasonable diligence shall not require the settlement of strikes, lockouts or other labour difficulty by the Party involved, contrary to its wishes. Rather, all such difficulties may be handled entirely within the discretion of the Party concerned.
The term “force majeure” means any one or more of: (a) an act of God, (b) a strike, lockout, labour difficulty or other industrial disturbance, (c) an act of a public enemy, war, blockade, insurrection or public riot, (d) lightning, fire, storm, flood or explosion, (e) governmental action, delay, restraint or inaction, (f) judicial order or injunction, (g) material shortage or unavailability of equipment, or (h) any other cause or event, whether of the kind specifically enumerated above or otherwise, which is not reasonably within the control of the Party claiming suspension.
Section 4.6Further Assurances. In connection with this Agreement and all transactions contemplated by this Agreement, each Party hereto agrees to execute and deliver such additional documents and instruments as may be required for a Party to provide the services hereunder and to perform such other additional acts as may be necessary or appropriate to effectuate, carry out, and perform all of the terms and provisions of this Agreement.
Section 4.7Notices. Any notice, request, demand, direction or other communication required or permitted to be given or made under this Agreement to a Party shall be in writing and may be given by hand delivery, postage prepaid first-class mail delivery, delivery by a reputable international courier service guaranteeing next business day delivery or by confirmed facsimile to such Party at its address noted below:
(a)in the case of VSI, to:
Valero Services, Inc.
One Valero Way
San Antonio, Texas 78249

Attention:	General Counsel (Legal Notices)
Chief Financial Officer (Other Notices)

Facsimile:	(210) 345-3214
(b)in the case of Corner Store, to:
CST Brands, Inc.
One Valero Way
San Antonio, Texas 78249

Attention:	General Counsel (Legal Notices)
Chief Financial Officer (Other Notices)

Facsimile:	(210) 370-4558
or at such other address of which notice may have been given by such Party in accordance with the provisions of this Section.
Section 4.8Counterparts. This Agreement may be executed in several counterparts, no one of which needs to be executed by all of the Parties. Such counterpart shall be deemed to be an original and shall have the same force and effect as an original. All counterparts together shall constitute but one and the same instrument. Signed counterparts delivered via facsimile or via a “pdf” or other legible image file transmitted by electronic mail shall have the same binding effects as originals.
Section 4.9Applicable Law. The provisions of this Agreement shall be construed in accordance with the laws of the State of Texas, excluding any conflicts of law rule or principle that might refer the construction or interpretation hereof to the laws of another jurisdiction.
Section 4.10Dispute Resolution. Except as provided in Section 2.5 with respect to disputed amounts, the dispute resolution procedures set forth in Article IV of the Separation Agreement shall apply to any dispute, controversy or claim (whether sounding in contract, tort or otherwise) that arises out of or relates to this Agreement, any breach or alleged breach hereof, the transactions contemplated hereby (including all actions taken in furtherance of the transactions contemplated hereby on or prior to the date hereof), or the construction, interpretation, enforceability or validity hereof.
Section 4.11Binding Effect; Assignment. Except for the ability of VSI to cause one or more of the Services to be performed by a third party provider or an Affiliate of VSI, no Party shall have the right to assign or delegate its rights or obligations under this Agreement without the consent of the other Party.
Section 4.12Invalidity of Provisions. In the event that one or more of the provisions contained in this Agreement shall be invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality or enforceability of the remaining provisions hereof shall not be affected or impaired thereby.
Section 4.13Compliance with Law. Corner Store represents and agrees that it and its Affiliates will use the Services provided hereunder only in accordance with all applicable law, and in accordance with the conditions, rules, regulations and specifications which may be set forth in any manuals, materials, documents or instructions made available or communicated by VSI to Corner Store or any of its Affiliates on an ongoing basis throughout the term of this Agreement. In performing the Services, VSI will comply and will cause its Affiliates to comply, with all applicable law. VSI reserves the right to take all actions, including termination of any particular Service or Services, that VSI reasonably believes to be necessary to assure compliance with applicable law (including specifically, but without limitation, any applicable antitrust laws and regulations); provided, however, that VSI will endeavor to provide Corner Store with as much prior notice as is reasonably practical before taking any such action.

Section 4.14Modification; Amendment. This Agreement may not be amended or modified except by a written instrument signed by both Parties hereto.
Section 4.15Waiver. No waiver by either Party of any term or breach of this Agreement shall be construed as a waiver of any other term or breach hereof or of the same or a similar term or breach on any other occasion.
Section 4.16Entire Agreement. This Agreement constitutes the whole and entire agreement between the Parties hereto and supersedes any prior agreement, undertaking, declarations, commitments or representations, verbal or oral, in respect of the subject matter hereof.
ARTICLE V
SERVICES BY CORNER STORE
If and to the extent that any Annex provides for services of any nature to be provided by Corner Store or any of its Affiliates to any of the VSI Parties, such services shall be provided upon and subject to all of the terms, conditions and limitations (including the limitations on liability in Section 4.4) set forth above in this Agreement with respect to the provision of the Services, as fully as if such services were “Services” and relevant instances of the term “VSI” were replaced with “Corner Store” and vice-versa, and also subject to any specific provisions set forth in the relevant Annex.

[Signatures of Parties on Next Page]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement with effect as of the date first above written.

VALERO SERVICES INC.
By:____________________________________
Name:
Title:

CST BRANDS, INC.
By:____________________________________
Name:
Title:

SIGNATURE PAGE TO SERVICES AGREEMENT

Annex A
HR - Employee Services

The Services in this Annex will be provided through 12/31/2013

Charged On An As Used Basis	Cost of Administration	Cost of Program	Administration Notes
Adoption Assistance	$30.00	$2000 per event	1 hour per event @ an average rate of 30 per hour
Sports League Subsidy	$30.00	$80 per employee using program	1 hour per event @ an average rate of 30 per hour
Fitness Subsidy	$30.00	up to $400	1 hour per event @ an average rate of 30 per hour
Executive Physicals	$30.00	$2,222 per executive	1 hour per event @ an average rate of 30 per hour
Flu Shots	$30.00	$22 per shot	1 hour per event @ an average rate of 30 per hour
Family Gift Program	$30.00	$100 per event	1 hour per event @ an average rate of 30 per hour
Safe Fund	$30.00	up to $7,500	1 hour per event @ an average rate of 30 per hour
Referral Program	$60.00	$500, $1,500, or $4,000 per placement	2 hours per event @ an average rate of 30 per hour
Bus Pass Subsidy	$30.00	$35 per pass (employee pays $20)	1 hour per event @ an average rate of 30 per hour
Scholarship Program Fee	$2,500.00		Judges Fees
Scholarship	$300.00	$10,000 per scholarship	10 hours per event @ an average rate of 30 per hour
Taleo	$—	$100 per job posting
Career Builders	$—	$120 per job posting
EPRs	$6,855.00		30 min per EPR @ an average rate of 30 per hour(457 EPRs)
360 Assessments	$172.00	$55 per assessment	4 hours @ an average rate of 43 per hour
Relocation	$250.00	Up $70,000 per relocation	8 hours per relocation
AAP	$3,440.00	$15,000 to build the plans	Only if informed of an audit for Retail (80 hours @ 43)
EEO1 Reports	$1,720.00		One time charge in September if VLO completes the report (40 hours @43)
Equifax	$30.00	Monthly Rate	1 hour @ an average rate of 30 per hour
Equifax Fee per month	$401.00	Monthly Rate	$9150 per year/16163x8511
Equifax Unemployment Fee per month	$3,859.00	Monthly Rate	$57935 per year/16163x8511
Disa	$300.00	Monthly Rate	100 hours a year/12 @an average rate of 30 per hour

Annex A - Page 1

Monthly Fees

ASAP (per month)	$300.00		100 hours a year/12 @an average rate of 30 per hour
EAP (per month)	$2,051.00	an additional $590 per session

Annex A - Page 2

Annex B HR - Compensation Services The Services in this Annex will be provided through 12/31/2013
	Process/	Actions
Category

I.	Merit	Establish Separate Merit Dbases
Prepare and provide initial merit reports for verification
Prepare database for system release
Prepare and provide reports at conclusion of administration
Provide final results to CST payroll

Compensation provides oversight and assistance in the merit administration process for all Retail Above Store-Level employees. The process involves:
Costing; budget determination; communications; system development/testing; rollout & administration; reporting; Executive Mgmt review and approval.
Communication materials: employee award letters, guidelines, administration schedule, etc.
The merit process is administered with the utilization of an in house system. The population is verified: job titles, reporting relationship, base salary, and pro-rations if applicable. The system provides the tool for administration of merit and/or promotions.

Establish merit budget percentage for above store Retail employees. Establish structure movement Retail Store employees; review of survey data. Oversight and verification of merit administration.

II.	LTI	Establish Separate LTI Dbases
Prepare and provide initial LTI reports
Prepare database for system release
Prepare and provide reports at conclusion of administration
Provide final results to Financial Benefits

Compensation provides oversight and assistance of the LTI administration process. The process involves:
Costing; budget determination; communications; system development/testing; rollout & administration; reporting; Executive Mgmt review and approval.
Communication materials: employee award letters, guidelines, administration schedule, etc.
The LTI process is administered with the utilization of an in house system. The population is verified: job titles, reporting relationship, and annual salary. The system provides the tool for administration of LTI Awards.

Provide multiples based on retail revenues. Review survey data to establish LTI targets. Prepare budget recommendation and presentation materials for Executive Mgmt

Annex B - Page 1

III.	Bonus	Bonus Projections/Accrual reports
Establish Separate Bonus Dbases (to be delivered to CST in January 2014 for CST’s own bonus administration)
Oversight and verification of Bonus projections and Database work

Compensation provides oversight and assistance of the Bonus administration process. The process involves:
Costing; budget determination; communications; system development/testing; rollout & administration; reporting;

Executive Mgmt review and approval
Communication materials: guidelines, administration schedule, employee award letters, etc.
The Bonus process is administered with the utilization of an in house system. The population is verified: job titles, reporting relationship, and annual salary. The system provides the tool for administration of Bonus Awards.

Review of bonus target based on survey data, complete review of employee census data; research issues (total of 4 days)

IV.	Compen-sation Support
Day to day compensation support. Such Items include job evaluations (outside the Market Reference Process), salary recommendations, interaction with retail management, and special projects which can included but not limited to costing salary increases, changes in markets, etc.

FLAT FEE FOR THE ABOVE SERVICES IS $7,400.00 PER MONTH

Annex B - Page 2

Annex C
HR - Information Systems

The Services in this Annex will be provided through 12/31/2013

•	Payroll

◦	Will continue to administer the semi-monthly (S1) and biweekly (B2) payroll services

▪	Valero will administer each CST payroll after funding is received by CST in advance of each payroll

◦	Will administer all payroll related tax filings and payments

◦	Will produce all 2013 W2’s

•	HRIS Applications - we will continue to provide services to ensure proper reporting and administration of employee pay:

◦	Will continue to provide services required to communicate and process changes to SAP HR. The following links will continue to be available:

▪	PCR - Pay/Position Change Request

▪	PDC - Personal Data Changes

▪	Payroll Reporting

◦	The following Employee Self Service (ESS) links will continue to be available for reporting and requesting changes to information:

▪	Payslip -Store and Non-store

▪	Leave Balances - Store and Non-store

▪	W2 Statements - Store and Non-store

▪	Time Entry - Non-store only

▪	Direct Deposit/Bank Change- Non-store only

▪	Address Change- Non-store only

◦	The following Manager Self Service (MSS) links will continue to be available to managers:

▪	Time Approval - Non-store only

▪	Team Viewer - Non-store only

▪	United Way Administration

▪	Merit/ LTI/Bonus Administration

•	HR Systems - the following systems and support will be available through the end of the transition period.

◦	SAP HR - Corner Store HR will continue to use the system to administer payroll and HR services for their store employees.

◦	TopClass - Corner Store HR, employees and managers will continue to utilize TopClass (learning management system) and we will continue to provide systems support.

◦	Filenet - Corner Store HR needs to continue to have systems access to their electronic personnel files.

Annex C - Page 1

Billing -

•	HRIS Applications/Reporting - $7,600 per month

•	Payroll Services - $2,500 per month

Annex C - Page 2

Annex D
HR - Training

Training Services. VSI will provide the following training transition services through 12/31/13 on an “as needed” or “by request” basis at the following hourly rates:

•	CBT production/editing $75/hr plus expenses, including gas mileage and other travel-related costs

•	Video Production/editing $75/hr plus expenses, including gas mileage and other travel-related costs

•	LMS Help Desk Support $50/hr

•	Instructor led Training curriculum development and/or editing $50/hr

•
Classroom and Virtual instruction for Corporate compliance, general professional development and leadership topics :  Flat rate of $100 per person/day for  Instructor led courses and $25 per person/hour for Virtual Instructor led courses

•	Team performance coaching and consulting $100/hr + plus expenses, including gas mileage and other travel-related costs

•	Leadership coaching $100/hr + plus expenses, including gas mileage and other travel-related costs

Annex D - Page 1

Annex E
Benefits Administration

The Services in this Annex will be provided through 12/31/2013

The following services will be provided to those Corner Store Group Employees and Post Distribution Transferred Employees from the Distribution Date through the Transition Date. All services will be provided for a monthly fee of $5,850 .00.

•	Health and Welfare Plans

◦
Medical, Dental, Vision and Life Insurance plans will continue based on 2013 Open Enrollment elections. Valero will help administrator these plans through the Transition Date, including administering Qualified Status Changes and the COBRA process as needed.

•	401(k)

◦	Valero will help administer the CST Brands, Inc. Savings Plan through the Transition Date.

◦
Account and Loan Balances from the Valero Energy Corporation Thrift Plan and Valero Energy Corporation Savings Plan will be transferred in a trustee to trustee transfer for the Corner Store Group Employees, including a 100% vesting of employer match at the time of the Distribution Date or Transfer Date, respectively.

◦
Valero will assist in developing a process to address Post Distribution Transferred Employees account balances in the applicable Valero plans, and will then administer the process accordingly through the Transfer Date.

•	Short-term Leave Administration

◦	Valero will administer the Short Term leave (STL) benefits, including those employees currently on STD leave, or who become eligible for STD leave during the Transition Period.

◦
Valero’s administration will be consistent with existing STL; however, Retail and Valero will develop new leave forms to address the appropriate employing entity for HIPAA authorizations and similar documents.

◦	Valero will continue to administer other leave benefits and leave entitlements (FMLA) for above store employees as necessary (occasional illness, family illness, etc).

•	Long-term Disability Administration

◦	Valero will administer the new Retail LTD Plan for any LTD claims for disabilities arising at or after the Distribution Date through the Transition Date.

◦	Valero will help administer any STD claims pre Distribution Date that become LTD claims under Valero’s LTD Plan.

Annex E - Page 1

•	Individual Disability Insurance (IDI)

◦	Valero will help administer the new Retail IDI Plan, if any, for any disabilities beginning during transition.

Annex E - Page 2

Annex F
Facility & Administrative Services

1.	Mail Services

•	CST will create and establish a mail room within Building D. Valero will provide support at a cost of $3,062.40 per month for up to six months following the effective date of this Agreement.

•
Valero will provide service and support for initial moves prior to closing and for moves associated with up to 75 additional personnel that CST intends to add prior to or immediately following closing. Any additional reconfigurations of offices and workstations will be billed to CST at cost for actual services.

•
VSI will provide ergonomic assessments and furniture adjustments prior to closing and for up to 75 additional personnel that CST intends to add prior to or immediately following closing. Any additional ergonomic assessments will be performed by CST.

2.	Fleet

•
VSI will provide fleet service support for up 9 months from the effective date of this Agreement but excludes new vehicle purchases. Charges for the fleet service will be $33.35 per vehicle per month (prorated for any partial month):

3.	Managed Print Services (MPS)

•
It is contemplated that CST will enter into a MPS contract with Toshiba or another service provider prior to the effective date of this Agreement. If CST has not arranged for MPS service prior to the effective date of this Agreement VSI will provide MPS service for a period of up to 9 months at the following rates:

$0.047 per page for black and white copies or print jobs
$0.08 per page for color copies or print jobs

4.	Catering (Non-4th Floor - Building D)

•
Catering services will be provided through existing VSI contacts or CST may choose to provide catering service from other providers. Any catering services provided by VSI will be billed as a pass through charge. NOTE: This does not apply to catering services for space on the 4th Floor of Building D which is covered under the Lease Agreement.

Annex F - Page 1

Annex G
Treasury Services Annex

VSI will provide Corner Store with Treasury and Cash Management services as reasonably required by Corner Store.
U.S.:

1)	Check processing

2)	Wire transfer processing

3)	ACH credit processing

4)	Cash forecasting

5)	Investing and/or borrowing

6)	Bank fee analysis

7)	Bank account administration (open accounts, change account services, change account signers, maintain account database and flowcharts, etc.)

8)	Daily Electronic Bank Statement processing

9)	Bank account updates in SAP (vendor and customer)

10)	Cash reporting for management and tax as required (daily, monthly, quarterly and annually)

Canada:

1)	Cash receipts application

2)	Returned checks processing

3)	Bank account reconciliations

4)	Check processing

5)	Wire transfer processing

6)	ACH credit processing

7)	Cash forecasting

8)	Investing and/or borrowing

9)	Bank fee analysis

10)	Bank account administration (open accounts, change account services, change account signers, maintain account database and flowcharts, etc.)

11)	Daily Electronic Bank Statement processing

12)	Bank account updates in SAP (vendor and customer)

13)	Cash reporting for management and tax as required (daily, monthly, quarterly and annually)

Fee Schedule

Cost per check        $ 1.00
Hourly service rate    $50.00/hr

Annex G - Page 1

Annex H
Tax Services

Flat Fee Work

(Note: Flat fees were based on an average salary for the tax group (less admin staff) with bonus and benefit load ($90) multiplied by the average hourly budget for these types of filings).

1.
Consolidated Federal Return: Includes preparation of proforma returns, consolidation of proformas, statements and elections/attachments, and partnership returns. (does not include depreciation calculations, Forms 5471 for foreign subsidiaries, or foreign tax credit calculations). $45,000 for consolidated return.

(pricing based on 500 hour budget)

2.
Depreciation for return, includes calculation of depreciation for both federal, state, AMT/ACE, and E&P, rollforwards, analysis of additions, mid-quarter testing, retail motor fuel outlet testing, etc. - $25,000

(pricing based on a 280 hour budget)

3.	Form 5471s - Retail should have 3 Forms 5471 to file. $7,650 to file the three Forms 5471 for the Candian Holdco, Canadian Opco, and Ultramar Services, Inc.
(pricing based on an estimated budget of 85 hours)
Additional 5471s due to creation of new entities will be priced at $3,000 (based on 33 hour estimated).

4.	Form 1118 calculation & preparation to be included in the consolidated return. Note: calculation is only needed if Retail pays a dividend and claims a foreign tax credit. $6,000 per Form 1118.
(pricing based on an estimated budget of 67 hours).

5.	State unitary returns - $2,600 per return
(pricing based on an average budget of 29 hours)

6.	State Separate returns - $600 per return
(pricing based on an average budget of 7 hours per return)

7.	Fed and state Extensions & Estimates - $200 per filing or calculations to determine no filing is required.
(pricing based on an average budget of 2 hours per estimate/extension).

8.	Annual reports- $90 Per return
(pricing based on an average budget of 1 hour)

9.
FBAR filings - Corporate Bank Accounts - Foreign bank account filings related to foreign bank accounts held by the Canadian corporations. This includes preparation of FBARs for the individual officers with signature authority. $2,250 to prepare all required FBARs related to corporate bank accounts.

(pricing based on a budget of 25 hours).

10.
FBAR filings - benefit plan bank accounts - Foreign bank account filings related to foreign bank accounts held by company benefit plans. This includes FBARS for individual officers or trustees with signature authority. $2,250 to prepare all required FBARs related to benefit plan bank accounts.

Annex H - Page 1

11.	W-8s related to the Canadian Corporations. $90 per W-8.
(pricing based on a budget of one hour per form).

12.	Forms 1042 - $180 per Form 1042.
(pricing based on a budget of two hours per form.)

Hourly work

(Note: $125 an hour is the average salary with bonus and benefit load for the VP, Directors, and Managers in the tax group)

13.	FAS109 & FIN48 calculations for quarterly SEC filings - $125 an hour

14.	Tax calculations for forecasts - $125 an hour

Annex H - Page 2

Annex I
Accounting, Transaction Tax and Procurement

The following services will be invoiced to Retail on a monthly basis:

1.	Expense Report Processing - $5 Per Report

•	The expense report processing, correction and trouble-shooting needed by Retail on a periodic basis.

2.	Accounting Process Optimization & Information Support - Software Usage Fee $4,750 Per Month; Labor Fee $1,100 Per Month

•	This service includes the administration, installation and maintenance of third party software for:

◦	Sales and use tax returns.

◦	The tracking of sales and use tax return due dates and status.

◦	Tax determination content.

◦	Federal and state income tax return processing.

◦	The tracking of income tax return due dates and status.

•	This service also includes the development, testing and maintenance of in-house applications and processes related to:

◦	Extracting and loading PDI sales detail for compliance reporting.

◦	Loading of PDI tax collected at the register by level, by store.

◦	Loading of PDI sales data by state.

◦	Automation of the excise tax return process.

◦	Automation of the EDI returns transmission for excise tax.

◦	Duplicate payment analysis & reporting.

◦	GR/IR analysis & reporting.

◦	Accounts Payable open items analysis & reporting.

3.
Motor Fuel Tax, Sales & Use Tax, Gross Receipts Tax, and Prepaid Sales Tax - Motor Fuel Rate Per Return $85; Motor Fuel Tax Consulting $50 Per Hour; Sales & Use Tax $25 Per Return; Sales and Use Tax Consulting $40 Per Hour

•	Complete applications and taxing jurisdiction registrations as needed.

•	Monitor and implement system changes for tax rates.

•	Set up tax accruals for fuel purchases, as needed by CST.

•	Provide consultation services for the configuration of tax engine for new system to be purchased by CST.

•	Provide consultation services for the configuration of tax compliance software to be purchased by CST.

•	Set up and configure tax tables in general ledger software to be purchased by CST.

Annex I - Page 1

•	Initiate bond requests and file bonds with applicable taxing jurisdictions.

•	Complete all applicable transaction tax returns with applicable governmental entity on a timely basis.

•	Sign completed tax returns (under authorization of CST).

•	Make payments for tax return liabilities using CST bank accounts.

•	Perform tax research and consultation.

•	Set up EDI filings and apply for access to state websites.

•	Perform reconciliations for relevant balance sheet accounts.

•	Obtain and provide all new exemption and resale certificates from business partners.

•	Collect and store relevant documents including licenses and exemption certificates.

4.	Transaction Tax Audits - Sales and Use Tax $40 Per Hour; Motor Fuel Tax $50 Per Hour

•	Manage audit process with relevant governmental entity.

•	Monitor and manage reserves related to CST audits.

5.	Transaction Tax Business License Review - Sales and Use Tax $40 Per Hour

•	Monitor business license requirements.

•	File appropriate returns with relevant governmental entity.

6.	Hydrocarbon Accounting - $2,500 Per Month

•
Valero will continue to provide billing services for the three Ravi & Karan, LLC. (Ravi) Arkansas jobber locations in existence at the time of the spin.  Ravi will continue to be permitted to lift loads from Valero racks, subject to our standard rack access rules, and Valero will invoice Ravi for those loads.  During each accounting close, Valero will record the requisite entries on CST’s books to reflect the purchases of product by CST from Valero and the subsequent sales by CST to Ravi, and Valero will transfer all cash collections at that time.  CST shall indemnify Valero against any liabilities arising from such arrangement, and will be liable to Valero for any non-payments from Ravi.

7.	Vendor Management - $2,144 Per Month

•	The establishment of new vendor masters in SAP including necessary vendor master maintenance and 1099 compliance.

Annex I - Page 2

8.	Corporate Accounting, Financial Reporting and Forecasting - $50,000 Per Month for the First Three Months Subsequent to the Distribution Date, $150,000 Per Month for Each Month Thereafter

•
Valero will provide corporate accounting, financial reporting and forecasting services to CST in a manner consistent with its normal practices, but Valero will extend the CST monthly close by at least two days after Valero’s monthly close. In connection with these services, Valero will develop a monthly closing calendar and checklist for CST and will provide copies to CST of various internally developed programs for the purposes of calculating weighted-average shares outstanding, analyzing balance sheet and income statement accounts, reconciling general ledger accounts, and other typical corporate accounting functions. In addition, Valero will develop queries and related financial reporting tools in order to compile CST’s monthly and quarterly financial statements.

•	Valero will train CST employees and/or contractors with respect to the matters described above to help them become self-sufficient in performing these functions.

•
Valero will assist CST in the compilation and filing of its first Form 10-Q to be filed subsequent to the Distribution Date, which is expected to be for the quarter ended March 31, 2013. Valero will not, however, assist in the compilation and filing of CST’s second Form 10-Q to be filed subsequent to the Distribution Date unless CST requests continued services beyond the initial three-month period.

9.	Ad Hoc Accounting Services Not Specially Identified in Transition Services Agreement - $55 Per Hour

This rate will cover any ad hoc accounting or procurement services not specifically covered elsewhere in this Annex.

Annex I - Page 3

Annex J
Information Technology

1.	General

•
Corner Store will actively pursue the transition and migration of all IT systems, infrastructure, telecom, applications and services away from Valero IT supplied services within 18 months of this Agreement.

•
Until IT services are taken over by Corner Store, Valero will provide the same level and type of technical infrastructure and application system support and services as were being provided to Corner Store as of the date of this Agreement.

◦	Once Corner Store moves a system and takes over support, Valero will no longer provide support for that system

•
This includes but is not limited to support/services for all required applications systems, data and voice networks, servers, e-mail, telecommunications, internet, desktop, helpdesk, physical records and data backup and recovery.

•
Valero will provide Corner Store alternate means to access Valero retained applications necessary for Corner Store to continue to perform the required business functions of Corner Store and to enable Valero to perform the services under this Agreement.

•
Valero and Corner Store will cooperate in good faith to schedule and implement all other activities reasonably required to complete the transition of IT facilities and services from Valero to Corner Store.

•
Valero’s obligation with respect to network and application set-up shall be limited to providing advice and consultation as to how the network is currently designed and how the applications and interfaces currently operate and support the business process as required to give Corner Store the knowledge needed to set up their systems.

◦	Valero shall not be obligated to perform any setup services or other work on Corner Store’s network or applications.

•	Valero will not be required to reconfigure its systems other than to achieve the legal separation and perform the specified transition services for Corner Store.

◦	Valero will be able to change systems as it deems required for all purposes with no approval by Corner Store.

•	Corner Store will pay for the costs relating to the physical separation of Corner Store equipment inside the Valero Data Center including implementation, installation and ongoing monitoring

•	Valero will provide Corner Store with the necessary files and data extracts to enable Corner Store to migrate the Business from Valero’s IT platform to Corner Store’s IT platform

•	Corner Store will make best efforts to take over management of Dedicated and/or Proprietary Systems within the first six months

•	Parties agree to provide reasonable cooperation and cross-transition services, support and training for systems and applications split between the Parties.

•	Parties agree to provide reasonable training to enable the other Party to operate transitioned applications and services as-is, not to exceed the duration of this Agreement.

•
Parties agree that training and services outside of reasonable transition services, changes to the current environment and/or new application implementation will be managed through projects and charges will be applied as follows:

◦	Resources will be charged at $150/hour/person

◦	Third-Party resources charges (hourly rate + travel and expense) will be passed through at cost

◦	The requesting Party will be responsible for the purchase of any new hardware and software

Annex J - Page 1

•
Changes requested by either Party can be rejected by the other Party for any reason, including risks, costs, resource availability or any other reasonable factor, however, such requests should not be unreasonably rejected

◦	Efforts to overcome resource availability issues will include hiring outside resources where possible with requesting parties’ approval and agreement to pay the associated costs

2.	Infrastructure

•	New network will initially share the Valero corporate wide area network (WAN) and Internet.

•	Canadian divested businesses will connect initially via the existing corporate network

◦	They will make use of “NewCo” active directory to connect to resources in Westover Hills data center

•	Valero will migrate agreed upon existing Corner Store servers from Montreal to Westover Hills Data Center in a separate physical row (“Corner Store Common Row”)

◦	Corner Store IT will decide the processing location and operating needs of any servers left in Montreal

•	Valero will migrate existing Corner Store file share data and Corner Store specific applications with associated data that are transferring to the Corner Store row at no cost

◦	All physical migration of hardware will be handled and coordinated by the Valero data center staff

◦	The logical migration will be handled by Valero Infrastructure Hosting or DBA teams

◦	These migrations will be done with the approval of Corner Store IT using an agreed to change management process

•	Shared environment transition services include:

◦	Data center system administration support, system performance and availability monitoring, backups, disk space management, Operating System support, hardware updates, incident notification

◦	Once Corner Store systems and applications are moved to the Corner Store Common Row, Corner Store will be responsible for these services

•	Corner Store Row data center transition services include:

◦	Data center availability and environmental monitoring, incident notification, data center administration and operation

•	Helpdesk services will be transitioned and migrated to Corner Store as soon as possible after the date of this Agreement

•	Security administration support includes: creation of User IDs, password resets, role management while Corner Store is in the shared environment

3.	Telecommunication Services
Telecom Services shall continue under the existing contracts and Valero will bill to Corner Store the expenses for the Telecom Services used by Corner Store until such time as separate contracts can be executed, no later than 18 months from the date of this Agreement

•	Corner Store will move to new phone numbers in the United States

◦	Canada Corner Store will retain their numbers

•	Corner Store will purchase a new phone and call center system

4.	Applications

•	Transition of software applications from Valero to Corner Store within 18 months from the date of this Agreement

•	Valero will assist in the license transfer to Corner Store where permitted by contract.

Annex J - Page 2

◦	Valero will not be responsible for any costs in assigning or transferring licenses and/or maintenance contracts to Corner Store.

•	Data Extracts generated from applications specific to Corner Store will be provided at no charge

◦	Extracts will be provided on a mutually agreed timetable within 18 months from the date of this Agreement

•
Historical emails (pre-separation) will remain in Valero’s archive system, and Valero will provide historical legal searches for Corner Store until such time as the Corner Store historical data is moved to Corner Store’s chosen system

◦	After separation, Corner Store email will be stored and journaled, but not searchable, and available for transfer when Corner Store stands up their chosen archive system

◦	Legal searches (e.g. for discovery responses) will be coordinated with Valero ’s legal department to ensure preservation of privilege for both parties

•	In the event Corner Store chooses to utilize a clone of Valero’s SAP system, Corner Store will be responsible for the cost of the new licensing and the cost to clone the system

•	Applications 100% owned and/or dedicated to Corner Store will be moved to the Corner Store Common Row in the Valero Data Center beginning no greater than 30 days after the date of this Agreement

•	Corner Store agrees to provide reasonable transition and support for shared systems that will be retained by Corner Store until Valero has moved to a separate system

•	Application transfers and migrations will be handled as follows:

◦	Dedicated and/or Proprietary will be transferred, as allowed by the contracts, at no additional charge

◦	Corner Store will be responsible for license, if applicable, and migration costs for shared applications that can transfer

◦	Corner Store will be responsible for license and migration costs for shared applications that cannot transfer

•	Custom and/or Proprietary applications will be transferred “as-is”

◦	No warranty, support, liability, indemnity, no integration changes, etc.

•	Corner Store will be responsible for and support any regression testing for any system changes Valero makes to a shared system during the transition with their own resources.

5.	Data Center Access Rules and Operating Policy

All access to and use of the Valero data centers in Westover Hills and Montreal by any Corner Store personnel (including any approved contractors) shall be subject to the provisions of the “Data Center Access and Security Agreement” attached hereto as Addendum J-1 and the “Valero Data Center Operating Policy,” a copy of which has been provided to Corner Store .

Annex J - Page 3

Attachment to Transition Services Agreement IS Schedule

Reduction of Transition Services by Application Separation

US & CA Transition Services (in Agreement)	8,652,185
Transition Services personnel cost moving Day 1	4,184,725
Remaining Balance	4,467,460
Baseline	1,000,000
- $1M is for all IS Services until Corner Store is
completely separated from Valero’s environment

Application Separation Reductions
100% Dedicated Systems	728,167
SAP	728,167
HR	485,444
Records Management (FileNet)	485,444
B2B	312,071
Data Warehouse and Reporting	381,421
Desktop	346,746

Annex J - Page 4

Addendum J-1
Data Center Access and Security Agreement

The Parties agree to follow the procedures described below for Facilities (where “Facilities” or “Facility” means Valero’s Westover Hills data center and Valero’s Montreal data center) access and security during the term of the Transition Services Agreement.

Valero operates 24x7x365 secured and monitored Facilities and will provide the appropriate data center arrangements at the Facilities for the placement and operations of the IT equipment owned by Corner Store and needed for the conduct of Corner Store business.

Corner Store shall:

•	Comply in all respects with Valero’s Data Center Operations Policy attached hereto.

•
Corner Store Authorized Representatives (and any other Corner Store personnel or agents) may access the Facility only in accordance with the Security and Access Policy as described below for each Facility.

•	Identify, in the attached Facilities Access Form attached below, the Corner Store employees and contractors who may have access to the Facilities (“Corner Store Authorized Representatives”).

•
For Corner Store’s normal operations, the Corner Store Authorized Representatives may access the Facilities during Normal Business Hours after providing at least one hour’s prior notice to the VTOC (“VTOC” means the Valero Technology Operations Center) or Montreal Infrastructure Team, and being granted an access time by an authorized representative thereof.

◦	(“Normal Business Hours” means 8:00 a.m. to 5:00 p.m. Central Time in San Antonio and 8:00 a.m. to 5:00 p.m. Eastern Time in Montreal, Monday through Friday, excluding Valero holidays)

•	For emergencies and emergency repairs (such as unplanned equipment downtime), access to the Facilities is permitted 24 hours-per-day upon immediate notice to the VTOC.

•	At all times, however, all Corner Store Authorized Representatives (and any other Corner Store personnel or agents) must be escorted by Valero personnel while in the Facilities.

◦	However, the Senior Manager of Valero Data Centers, or his management, can grant unescorted access to the Montreal Data Center in the event a Valero escort cannot be located.

•	Corner Store’s access to the Facilities is solely for the maintenance and operation of the Corner Store Equipment.

•	Corner Store may not conduct tours or otherwise visit the Facilities for non-maintenance purposes unless approved by Senior Manager of Valero Data Centers.

•
Corner Store may not use any products, tools, materials, or methods that, in Valero’s reasonable judgment, might harm, endanger, or interfere with the Facilities, the Valero Equipment, or any other personnel or property of Valero, its vendors or other customers unless prior approval is granted by Senior Manager Valero Data Centers.

•
Corner Store, including all Corner Store Authorized Representatives and Corner Store Service Providers, must comply with all Facility security procedures included in each Facility Security and Access Policy below.

Addendum J-1 - Page 1

WESTOVER HILLS SECURITY AND ACCESS POLICY

Security Procedures
The data center is staffed with a 24-hour security presence. All Visitors (where “Visitors” means Valero or Corner Store employees, outside vendors or any other person who is not an Authorized Representative) will be screened upon entry to verify their identity.

•	ALL personnel are required to swipe their access card upon entry into the Facility.

•
Before entering the Data Center white space, all persons must check in with the VTOC staff on duty with a notification of their presence, the nature of their business and their whereabouts in the room.

•	Upon termination of a visit all visitors must sign out at the security desk location and return the badge.

•	All visitors are required to make arrangements with the VTOC prior to visiting the Facility. Anyone attempting to enter the Facility who does not have VTOC approval will not be allowed entry.

Visitor Registration
All persons accessing the data center Facilities must have a valid security issued access badge in order to gain entry into the Facility.

For any visitor attempting to enter the Facility, prior arrangements must be made, and clearance must be approved by the person being visited.

To enter the Facility the visitor must present a valid picture ID or government-issued form of identification. No exceptions are allowed.

All visitors will be issued the appropriate badge, be pre-announced and have a Valero employee escort to accompany them while on company property. Under no circumstances shall a visitor be allowed to pass the lobby area without being properly signed in and issued a visitor badge.

Any and all personnel working and/or visiting the Facility will be required to have and display an employee or visitor badge at all times. This badge will be worn easily visible on the upper front half of their body.

Loading Dock Procedures
All deliveries must enter through the loading dock.

•	Notification of a dock delivery is normally received via intercom.

•	Once the appropriate information has been obtained, the Valero employee should be notified and is required to meet the delivery person at the loading dock.

•	After completion of delivery the driver will need to return to the security desk to sign out.

•	Under no circumstances will a courier or delivery person be unescorted inside the buildings.

Addendum J-1 - Page 2

MONTREAL DATA CENTER SECURITY AND ACCESS POLICY

Security Procedures
Physical access to the Montreal Data Center is controlled with a card system. This system is managed by the Infrastructure team in Montreal. All visitors will be screened upon entry to verify their identity.

•
For Corner Store’s normal operations, the Corner Store Authorized Representatives may access the Facilities during Normal Business Hours after providing at least one hour’s prior notice to the Montreal Infrastructure Team and being granted an access time by an authorized representative thereof.

•	For afterhour’s access to the Facility, Corner Store Authorized Representatives should contact the VTOC for access approval.

•
Before entering the Data Center white space, all persons must check in with the Montreal Infrastructure Team with a notification of their presence, the nature of their business and their whereabouts in the room.

•	ALL personnel are required to swipe their access card upon entry into the Facility.

•	All visitors (contractors or vendors) must be accompanied at all times by a member of the Montreal Infrastructure Team and all visits must be documented in the data center registry.

•	Upon termination of a visit all visitors must sign out at the registry and return the badge.

•	Anyone attempting to enter the Facility who does not have the Montreal Infrastructure Team approval will not be allowed entry.

Visitor Registration
All persons accessing the data center Facilities must have a valid security issued access badge in order to gain entry into the Facility.

For any visitor attempting to enter the Facility, prior arrangements must be made, and clearance must be approved by the person being visited.

To enter the Facility the visitor must present a valid picture ID or government-issued form of identification. No exceptions are allowed.

All visitors will be issued the appropriate badge, be pre-announced and have a Montreal Infrastructure Team escort to accompany them while on company property. Under no circumstances shall a visitor be allowed to enter the Facility without being properly signed in and issued a visitor badge.

Any and all personnel working and/or visiting the Facility will be required to have and display an employee or visitor badge at all times. This badge will be worn easily visible on the upper front half of their body.

Delivery Procedures
All deliveries must be coordinated in advance with the Montreal Infrastructure Team.

Addendum J-1 - Page 3

Facilities Access Form

Corner Store Authorized Representatives
Name	Title	Email Address	Phone #	Cell Phone #	Add/Remove

By signing this Facilities Access Form, I hereby either (1) authorize the Corner Store Authorized Representatives named above to have access to the Valero Facilities or (2) de-authorize the Corner Store Authorized Representatives named above from having access to the Valero Facilities. This authorization shall be valid until revoked by me in writing. I am authorized to grant such Facilities access and acknowledge that to be effective, this document must be signed by me.

CST BRANDS, INC.

By:
Name:
Title:
Date:

Addendum J-1 - Page 4

Annex K

Services to be provided by Corner Store

1.	Texas Open

Services:

CST will provide storage required by VLO for the Valero Texas Open (VTO) and the Benefit for Children Golf Tournaments at the Retail Distribution Center.

•	Storage not to exceed 40 pallets

•	Delivery/Pick Up of such storage to local (San Antonio area) destinations at RDC costs

Fees:

The cost to VLO for such services will be paid to CST Brands by advertising/brand presence at the VTO the exact details to be determined on a year to year basis by mutual good faith agreement between the parties.

2.	Hurricane Response Staging

Services:

•	Dry storage at the Corner Store Retail Distribution Center (“RDC”) up to 75 pallet locations, additional space can be provided upon request if available.

◦	Included is all in/out, handling and rotation of storage items.

◦	Any delivery of product requested will be charged additionally at actual cost of carrier used or RDC cost incurred.

◦	Storage over 75 pallets will be charged at $10/month per pallet.

•	The availability for use of dry or refrigerated trailers with a combined capacity of up to 36 pallet locations for emergency use.

◦	Delivery/Recovery of trailers will be charged additionally at RDC cost incurred.

◦	All operating cost of refrigeration equipment will be charged additionally at lease rates from trailer vendor.

◦	Refrigerated trailers are not designed for long term dry or refrigerated storage, if this is requested, dry trailer storage can be provided- cost would depend on needs.

•	Logistical and product availability

◦	RDC would continue with assistance in picking up/delivering requested supplies. (Food service product at Sysco, requested items from Cabella’s, etc.)

▪	Any delivery of product requested will be charged additionally at actual cost of carrier used or RDC cost incurred.

◦	RDC will continue relationship as supplier.

Annex K - Page 1

▪	RDC will provide list of items carried for retail and will allow Valero to purchase as well.

•	If requested RDC would carry additional inventory of stocked items during peak exposure times, as in hurricane season.

▪
RDC will use purchasing power and vendor relationship’s to assist Valero in procurement of product outside of normal items carried and will carry inventory if requested (5 gallon gas cans, different size Gatorade…..)

•	Any non-stocked items brought in at Valero request must be purchased within 180 days unless other arrangements are made, as the RDC would have no other outlet to sell.
Fees:

$3,150 per month.

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Annex L
Central Monitoring

Option A:

If the State of Texas permits CST Security Services, Inc. (“CSSI”) to operate under the Valero Security Systems, Inc. (“VSSI”) license until a permanent CSSI license is obtained, or if CSSI has obtained its license by the Distribution Date, then the following services will be provided from the Distribution Date forward:

1.	Services to be provided by Valero
Until such time as CSSI and its personnel have obtained all necessary licenses from the State of Texas, CSSI will be permitted, to the extent permitted by applicable law, to operate under the license of VSSI. The registered Station Manager for both VSSI and CSSI, Jim Proper, will provide requisite supervision to CSSI employees, in the capacity of a seconded employee to CSSI (or under such other arrangement as may be necessary to comply with applicable law). Valero will consult with and assist CSSI in securing its necessary state licenses. Corner Store will ensure that CSSI diligently pursues its state licenses and that its officers provide all necessary information, including fingerprints and personal information, necessary in connection therewith.

Effective as of the Distribution Date, all VSSI monitoring contracts with third parties (including Valero third party contracts and Valero employees) will be assigned to, and assumed by CSSI.

2.	Services to be provided by Corner Store

a.	Emergency Management

CSSI personnel will implement the AlertFind notification procedures to convene a conference call of Valero’s executive emergency management committee whenever so requested by Valero refinery or ethanol plant (as applicable) personnel. Valero will provide applicable notification lists and phone numbers to CSSI and will keep them current.

Also CSSI personnel will continue other notifications such as MSDS, Chemtrec, marine incidents and any other notifications currently provided, in a manner consistent with past practice immediately prior to the Distribution Date.

Fees:

$30.00 per occurance.

b.	Monitoring Services of VLO assets.

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CSSI will continue to provide monitoring services for Valero refineries, terminals and other facilities, in a manner consistent with past practice immediately prior to the Distribution Date.

Fees:

$39.95 per month per facility.

c.	Hurricane and Other Emergency After Hours HR Hotline

CSSI will continue to provide afterhours hotline services as requested by Valero HR in the aftermath of a hurricane or any other emergency.

Fees:

$30.00 per hour

d.	Monitoring of Existing “Personal” Accounts

VSSI presently monitors approximately 200 personal accounts of residences and other businesses under contract to VSSI. Those accounts will be assigned to CSSI and CSSI will continue monitoring of those accounts until otherwise terminated by the account holder or by expiration of the contract. CSSI will maintain the current rates set forth in those contracts and will be entitled to all revenue generated from those accounts, in a manner consistent with past practice immediately prior to the Distribution Date.

Valero shall have the right to terminate any one or more of the services in parts a, b and c above upon not less than 30 days prior written notice to Corner Store.

Option B:

If the State of Texas will not permit CSSI to operate under the VSSI license until a permanent CSSI license is obtained. Central Monitoring will remain part of Valero until the issuance of a permanent license to CSSI by the Texas Department of Public Safety or August 31, 2012, whichever is earlier. In all events, all Central Monitoring personnel must be transferred to CSSI or another affiliate of Corner Store by not later than August 31, 2013. If CSSI does not have its license by such date, such personnel will transfer and be seconded back to VSSI until CSSI obtains its license. Once CSSI obtains its license, Option A, Part 2 and its fee schedules will take effect. Until that time, the following will apply:

1.	Services to be provided by Valero

a.	Monitoring Services of Corner Store Assets

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VSSI will continue to provide monitoring services for all Corner store assets that are presently monitored, in a manner consistent with past practice immediately prior to the Distribution Date.

Fees:

$39.95 per month per asset (stores and other retail sites).

Providing of security equipment, in a manner consistent with past practice immediately prior to the Distribution Date.

Fees:

Those items will be provided to Corner Store at VSSI cost. These expenditures will continue to be billed to Corner Store, in a manner consistent with past practice immediately prior to the Distribution Date.

2.	Services to be provided by Corner Store

None.

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